Exhibit 99.4

Content of the financial statements for the

most recent fiscal year (fiscal year ended March 31,

2026) of Eagle Industry Co., Ltd. in the First Item,

“Approval of a Share Transfer Plan”

NOK CORPORATION

The share transfer described in this document involves securities of a Japanese company. The share transfer is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the share transfer, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

Business Report

(April 1, 2025 to March 31, 2026)

1.	Items Related to the Current Status of the Corporate Group
(1)	Business Progress and Results

In the current consolidated fiscal year, the environment surrounding the Group remained characterized by high uncertainty regarding the future. In addition to prolonged geopolitical risks, shifts in the policy trends of various countries (triggered by the trade and economic policies of the new U.S. administration) led to further spikes in resource prices.

Even under these business conditions, the Group’s domains saw increased revenue primarily driven by significant growth in the businesses serving the automotive, construction machinery, and semiconductor industries. As a result, net sales were 177,488 million yen (up 5.5% year on year), operating profit was 13,468 million yen (up 58.6% year on year), ordinary profit was 17,170 million yen (up 42.8% year on year), and profit attributable to owners of parent was 9,828 million yen (up 101.5% year on year).

The following shows the results in each segment.

Automotive and Construction Machinery Industries	Global production volume of EVs continued to expand, leading to strong sales of solenoid valves for suspensions. Additionally, sales of conventional products for internal combustion engines remained steady. Net sales in this segment were 93,267 million yen (up 6.5% year on year) and operating profit was 3,082 million yen (up 451.0% year on year).
General Machinery Industry	Net sales for the segment were 39,492 million yen (down 3.3% year-on-year), as plant utilization rates in Southeast Asia continued to decline against a backdrop of intensifying competition for petrochemical products, leading to a contraction in demand for repairs. Operating profit was 5,747 million yen (up 6.7% year-on-year), primarily due to an increase in after-sales services in India.
Semiconductor Industry	Performance remained strong, centered on semiconductors for generative AI-related fields. Demand for our products followed a recovery trend against the backdrop of expanding demand for high-value-added memory, such as that used in AI data centers. As a result, net sales for this segment were 16,488 million yen (up 31.0% year-on-year), and the operating loss was 1,169 million yen (compared to an operating loss of 3,766 million yen in the previous fiscal year).
Marine Industry	Demand for both new ship construction and repairs remained strong, resulting in net sales for this segment of 19,479 million yen (up 7.9% year-on-year). Operating profit was 5,100 million yen (down 3.4% year-on-year), affected by the product mix.
Aerospace Industry	While demand for aircraft products (including those related to defense) remained steady, net sales for this segment were 8,760 million yen (down 3.9% year-on-year) due to a decrease in sales of satellite-related products. Operating profit was 696 million yen (down 32.2% year-on-year), resulting from the decline in net sales as well as costs incurred to support increased production.

(2)	Capital Expenditures and Financing

Capital investment during the fiscal year ended March 31, 2026, amounted to 9,102 million yen, primarily focused on production facilities for our businesses serving the automotive and construction machinery industries.

Where appropriate, the Company used borrowings and cash on hand to meet these capital expenditures and other capital needs.

(3)	Changes in Assets and Income (Loss)
		FY2022	FY2023	FY2024	FY2025 (Current fiscal year)
Net sales	(Millions of yen)	157,380	167,042	168,172	177,488
Operating profit	(Millions of yen)	9,264	8,107	8,494	13,468
Ordinary profit	(Millions of yen)	12,277	13,799	12,024	17,170
Profit attributable to owners of parent	(Millions of yen)	6,796	7,491	4,877	9,828
Basic earnings per share	(Yen)	139.82	160.84	107.51	216.75
Total assets	(Millions of yen)	193,232	209,914	203,484	228,581
Total net assets	(Millions of yen)	112,930	125,671	122,519	142,621

[FY2022]	There was a trend toward gradual recovery as a result of the normalization of economic activities, despite the impact from the re-spreading of COVID-19 infections, leading to increases in both sales and income for our business.
[FY2023]	The outlook became increasingly uncertain due to factors such as global inflation and the expansion of geopolitical risks, and our business was also affected by these factors, resulting in an increase in net sales but a decrease in operating profit.
[FY2024]	Despite continued uncertainty regarding the future driven by factors such as the rapid depreciation of the yen, soaring raw material prices, and the monetary policies and geopolitical risks of various countries, our business progressed steadily, resulting in an increase in both revenue and profit.
[FY2025]	As described in “(1) Business Progress and Results” above.

(4) Significant Parent Company and Subsidiaries, etc.

1)	Relationship with Parent Company

Not applicable.

2)	Significant Subsidiaries
Company name	Share capital	Investment ratio (%)	Main businesses
EagleBurgmann Japan Co., Ltd.	2,930 million yen	75.0	Manufacture, maintenance and repair of mechanical seals
Eagle Industry Niigata Co., Ltd.	490 million yen	100.0	Manufacture of seal products
Shimane Eagle Co., Ltd.	490 million yen	100.0	Manufacture of seal products and special valves
Okayama Eagle Co., Ltd.	480 million yen	100.0	Manufacture of seal products and special valves
Hiroshima Eagle Co., Ltd.	100 million yen	100.0	Manufacture of mechanical seals and special valves
Eagle Industry Taiwan Corporation	NT$60 million	100.0	Manufacture and sale of mechanical seals and special valves
Eagle Industry (Wuxi) Co., Ltd.	US$36 million	100.0 (100.0)	Manufacture of mechanical seals and special valves
NEK CO., LTD.	KRW 4,277 million	100.0	Manufacture and sale of mechanical seals
EKK Eagle (Thailand) Co., Ltd.	400 million Thai baht	100.0	Manufacture and sale of mechanical seals and special valves
EBI Asia Pacific Pte. Ltd.	SG$38 million	75.0	Supervision of affiliates in Asia (excluding Japan, China, India and the Middle East) and Oceania
EagleBurgmann India Pvt. Ltd.	INR 29 million	50.0 (11.4)	Manufacture and sale of mechanical seals
Eagle Holding Europe B. V.	EUR 2 million	100.0	Supervision of subsidiaries and affiliates in Europe
EKK Eagle Industry Mexico S. A. de C. V.	866 million Mexican peso	100.0 (0.0)	Manufacture and sale of special valves
(Notes)	1.	Figures in parentheses of the investment ratio column indicate the percentage of indirect ownership (included in the figures).
2.	Including the above 13 companies, there are 41 consolidated subsidiaries and 38 equity-method affiliates.

3)	Other

For the manufacture and sale of mechanical seals and other products related to the general industrial machinery industry, with the exception of the construction machinery, shipbuilding and aerospace industries, we have established a comprehensive alliance system with EagleBurgmann Germany GmbH & Co. KG (Germany).

(5)	Issues to Be Addressed (Business Environment Surrounding Our Group and Future Business Development)

In the current business environment, global energy demand and international logistics have continued to remain at high levels following the previous fiscal year, and each of the Group’s businesses has performed steadily. In particular, within our mainstay business serving the automotive and construction machinery industries, the expansion of sales for EV-related products has progressed. Additionally, in the business serving the semiconductor industry (which we are focusing on as a future growth driver) production and sales increased in tandem with the industry’s recovery. As a result, the Group’s overall earnings are on an upward trend.

On the other hand, the impact on business activities from persistent conflicts in various regions worldwide, and the resulting supply chain disruptions and soaring raw material prices, requires continued close monitoring. The situation remains unpredictable.

Under these circumstances, based on the new three-year Medium-Term Management Plan commencing this fiscal year, we will establish a business structure capable of responding flexibly to an ever-changing business environment. We will also proceed with the development and commercialization of next-generation products that leverage our proprietary technologies. Furthermore, following the business integration via joint share transfer with NOK Corporation scheduled for October 1, 2026, we will strive to create synergies through the optimization of management resources and efficient business operations of both companies. Through these efforts, we aim for medium-to-long-term growth and the enhancement of corporate value for the entire NOK Group.

The following shows main issues and initiatives by each segment.

Automotive and Construction Machinery Industries

The decline in sales of products for internal combustion engines has been more gradual than initially forecasted, and the share of EVs in global automobile production is expected to increase over the medium to long term. Accordingly, we will continue to focus on the development and sales expansion of new products that do not depend on the vehicle’s power source.

General Machinery Industry

Although the situation in the Middle East presents potential negative factors for the oil refining and petrochemical industries, global energy demand continues to show an upward trend. Accordingly, we will work to expand our business by securing new orders and sales, as well as through the after-sales service cycle.

Semiconductor Industry

With the semiconductor industry continuing its recovery from the previous fiscal year, we will not only expand production capacity and strengthen sales for each product line, but also accelerate the development of new products designed for the ever-advancing semiconductor manufacturing equipment market.

Marine Industry

Despite heightened geopolitical risks, global marine logistics and new-build vessel construction demand remain solid. Accordingly, we will continue to secure orders for products for new-build vessels and steadily advance our after-sales service activities, working to ensure stable profitability.

Aerospace Industry

In the aircraft sector, orders continue to grow in both the commercial and defense markets, and we are advancing efforts to support increased production. At the same time, we will promote the development and expansion of sales of products that leverage our technologies for the space sector as well.

Overview of the Medium-Term Management Plan

Basic Policy: Reinforcing Business Structure for Sustainable Growth - Fly Sky High!

Period: FY2026 - FY2028

President’s Initiatives:

1.	Sophisticated responses to change
2.	Creation of synergies through the NOK/EKK integration
3.	Development and commercialization of next-generation products
4.	Eternal Zero
5.	Advancement of DX and TCD / Waste Reduction (in Half)
6.	Respect for Human Dignity / Development of Human Resources

(6)	Other Important Matters Regarding the Current Status of the Corporate Group

At a meeting of the Board of Directors held on November 10, 2025, the Company resolved to conduct the Management Integration with NOK Corporation by establishing a joint holding company on October 1, 2026. Regarding the establishment of this joint holding company, the Company plans Other Important Matters Regarding the Current Status of the Corporate Group to submit a proposal concerning the establishment of a sole parent company via share transfer to the FY2025 Ordinary General Meeting of Shareholders, to be held on June 24, 2026.

(7) Main Business Contents (As of March 31, 2026)

The Group operates across five business segments: the automotive and construction machinery industries, the general machinery industry, the semiconductor industry, the marine industry, and the aerospace industry. Our group is developing business activities in the five business segments as below:

Segment	Business/Main products
Automotive and Construction Machinery Industries	Mechanical seals and special valves for automotive and construction machinery industries and special valves for power industry
General Machinery Industry	Mechanical seals for industrial machinery, refinery and petrochemical plants
Semiconductor Industry	Seals for semiconductor manufacturing equipment and precision bellows for electronics device and precision equipment
Marine Industry	Stern tube seals and stern tube bearings, repair and maintenance of such products
Aerospace Industry	Seals for aircrafts and rocket engines and sensors

(8) Major Sales Offices and Factories (As of March 31, 2026)

① Principal place of business

Company name	Place
Eagle Industry Co., Ltd. (The Company)	Head Office	Minato-ku, Tokyo
Branch

Sendai (Aoba-ku, Sendai), Mito (Mito, Ibaraki), Kita-Kanto (Kumagaya, Saitama),

Tokyo (Minato-ku, Tokyo), KEMEL Tokyo (Minato-ku, Tokyo), Nagoya (Naka-ku, Nagoya),

Osaka (Suita, Osaka), Kobe (Akashi, Hyogo), KEMEL Kobe (Hyogo-ku, Kobe),

Hiroshima (Higashi-ku, Hiroshima), KEMEL Hiroshima (Kure, Hiroshima), Kyushu (Hakata-ku, Fukuoka)

	Factory	Saitama (Sakado, Saitama), Okayama (Takahashi, Okayama), Tsukuba (Tsukuba, Ibaraki), Takasago (Takasago, Hyogo), Kure (Kure, Hiroshima)

② Subsidiaries by segment

a. Automotive and Construction Machinery Industries

Company name	Place
Shimane Eagle Co., Ltd.	Head Office/ Factory	Shimane (Unnan, Shimane)
Okayama Eagle Co., Ltd.	Head Office/ Factory	Okayama (Takahashi, Okayama)
Hiroshima Eagle Co., Ltd.	Head Office	Minato-ku, Tokyo
	Factory	Hiroshima (Yamagata, Hiroshima)
Eagle Industry Taiwan Corporation	Head Office/ Factory	Taiwan
Eagle Industry (Wuxi) Co., Ltd.	Head Office/ Factory	China
NEK CO., LTD.	Head Office/ Factory	South Korea
EKK Eagle (Thailand) Co., Ltd.	Head Office/ Factory	Thailand
P.T. Eagle Industry Indonesia	Head Office/ Factory	Indonesia
EKK Eagle Products India Pvt. Ltd.	Head Office/ Factory	India
Eagle Industry France S.A.S.	Head Office/ Factory	France
Eagle Simrax B.V.	Head Office/ Factory	Netherlands
Eagle Industry Hungary Kft.	Head Office/ Factory	Hungary
EKK Eagle Industry Mexico S. A. de C. V.	Head Office/ Factory	Mexico
Eagle ABC Technology S.A.S.	Head Office/ Factory	France
EKK Eagle America Inc.	Head Office/ Factory	US

b. General Machinery Industry

Company Name	Place
EagleBurgmann Japan Co., Ltd.	Head Office	Minato-ku, Tokyo
	Factory	Niigata (Gosen, Niigata)
EBI Asia Pacific Pte. Ltd.	Head Office/ Factory	Singapore
EagleBurgmann India Pvt. Ltd.	Head Office/ Factory	India

c. Semiconductor Industry

Company name	Place
Eagle Industry Niigata Co., Ltd.	Head Office	Minato-ku, Tokyo
	Factory	Niigata (Gosen, Niigata)
Eagle Technology Taiwan Co., Ltd.	Head Office	Taiwan

d. Marine Industry

Company name	Place
Eagle Highcast Co., Ltd.	Head Office	Minato-ku, Tokyo
	Factory	Gotsu, Shimane
KEMEL Europe Ltd.	Head Office	UK
EKK Eagle Asia Pacific Pte. Ltd.	Head Office	Singapore

e. Aerospace Industry

Company name	Place
Valcom Co., Ltd.	Head Office/ Factory	Toyonaka, Osaka
	Branch	Kanto (Kanagawa-ku, Yokohama), Tokai (Meito-ku, Nagoya), Kansai (Chuo-ku, Osaka), Kyushu (Hakata-ku, Fukuoka)
Eagle Industry Hokkaido Co., Ltd.	Head Office/ Factory	Hokkaido (Yamakoshi, Hokkaido)

(9) Status of Employees (As of March 31, 2026)

① Number of Employees of the Group

Segment	No. of Employees
Automotive and Construction Machinery Industries	3,180 (695)
General Machinery Industry	1,891 (340)
Semiconductor Industry	472 (53)
Marine Industry	287 (21)
Aerospace Industry	281 (60)
Others (common)	77 (38)
Total	6,188 (1,207)

② Status of Employees of the Company

No. of Employees	Average Age	Average Years of Service
1,335 (328)	41.8	16.1 years

Note: The figures given in brackets are number of part-time and temporary workers on average per year.

(10) Status of Major Lenders (As of March 31, 2026)

Lender	Borrowing outstanding (Unit: Million Yen)
Sumitomo Mitsui Banking Corporation MUFG Bank, Ltd. Mizuho Bank, Ltd.	9,680 8,320 6,924

2.	Items Related to Company Directors
(1)	Directors

(As of March 31, 2026)

Name	Position and responsibilities	Significant concurrent positions	Board meeting attendance
Tetsuji Tsuru	Representative Director, Chairman of the Board and President		12/12 meetings
Masaki Nakao	Representative Director, Vice President, General Manager, Corporate Administration Office and Defense Business Corporate Office		12/12 meetings
Shinji Abe	Representative Director, Senior Managing Director and General Manager, Safety, Environmental and Quality Control Office		12/12 meetings
Norio Uemura	Representative and Senior Managing Director and General Manager, Engineering Division		10/12 meetings
Masahide Shimada	Senior Managing Director, General Manager, AI•CI Division and Nuclear Power Business Corporate Office		12/12 meetings
Hidetaka Yamamoto	Senior Managing Director and General Manager, Corporate Sales & Marketing Division		12/12 meetings
Ryota Nakazawa	Senior Managing Director, General Manager, Corporate Strategic Planning Office, and Deputy General Manager, Defense Business Corporate Office	Representative Director and Chairman, EagleBurgmann Japan Co., Ltd.	12/12 meetings
Risa Yamasawa	Director		8/8 meetings
Yasumitsu Iba	Director (Standing Audit & Supervisory Committee Member)		12/12 meetings
Katsuhiko Shono	Director (Audit & Supervisory Committee Member)		12/12 meetings
Masako Sakaguchi	Director (Audit & Supervisory Committee Member)		12/12 meetings
Takashi Koike	Director (Audit & Supervisory Committee Member)	Chairman and Representative Director, Koikeya Co., Ltd. Part-time Director, NISSIN CISCO CO., LTD.	10/12 meetings

(Notes)	1.	Director Risa Yamasawa and Directors (Audit & Supervisory Committee Members) Katsuhiko Shono, Masako Sakaguchi, and Takashi Koike are Outside Directors.
2.	Director Risa Yamasawa was elected at the FY2024 Ordinary General Meeting of Shareholders and has participated in all Board meetings held thereafter.
3.	Director (Standing Audit & Supervisory Committee Member) Yasumitsu Iba has extensive experience and achievements in financial institutions and the financial accounting departments of the Group and has considerable knowledge of finance and accounting.
4.	The Company has registered Director Risa Yamasawa and Directors (Audit & Supervisory Committee Members) Katsuhiko Shono, Masako Sakaguchi, and Takashi Koike as Independent Directors according to the regulations of Tokyo Stock Exchange, Inc.
5.	The Company has appointed Yasumitsu Iba as a standing Audit & Supervisory Committee Member in order to strengthen the audit and supervisory functions of Audit & Supervisory Committee Members to gather information from Directors (excluding Directors who Audit & Supervisory Committee Members) and to ensure sufficient cooperation between the internal control department and Audit & Supervisory Committee Members.

(2)	Overview of the Contents of the Limited Liability Agreement

The Company has concluded agreements with each Outside Director and Director who is an Audit & Supervisory Committee Member under the provision of Article 427, paragraph 1 of the Companies Act and the Company’s Articles of Incorporation to limit liability for damages as provided for in Article 423, paragraph 1 of the Act. The limit of liability as provided for in this agreement is the amount specified by laws and regulations.

(3)	Overview of the Liability Insurance Policy for Directors and Officers

The Company has entered into a liability insurance agreement with an insurance company under Article 430-3, paragraph 1 of the Companies Act where all Directors and Corporate Auditors of the Company and its subsidiaries (including those who were in office during the current fiscal year) are insured persons, and all insurance premiums are borne by the Company.

As an overview of the insurance policy, the insurance company covers damages that may arise from insured persons being liable in relation to the execution of their duties or being subjected to claims pursuing such liability under the policy, and the policy is renewed on an annual basis.

(4)	Compensation, etc. for Directors
1)	Amount of compensation for the current fiscal year
Positions	Total amount of compensation, etc. (Millions of yen)	Total amount of compensation, etc. by type (Millions of yen)			Number of directors covered (persons)
		Basic compensation	Performance- linked compensation, etc.
			Short term	Mid to long term
Directors (excluding Directors who are Audit & Supervisory Committee Members) [of which Outside Directors]	461 [14]	269 [14]	63 [–]	128 [–]	9 [2]
Directors who are Audit & Supervisory Committee Members [of which Outside Directors]	65 [43]	65 [43]	–	–	4 [3]
Total	527 [58]	335 [58]	63 [–]	128 [–]	13 [5]
(Notes)	1.	The amount paid to Directors does not include the salaries of Directors who are also employees.
2.	The amount of remuneration for Outside Directors includes compensation for their service as members of the Company’s Special Committee established on June 25, 2025.
3.	The amounts for medium- to long-term performance-linked compensation are the amounts recorded as expenses related to the points granted during the current fiscal year in relation to the officer compensation Board Incentive Plan trust.
4.	The amount of compensation, etc. for Directors includes the amount of compensation, etc. during the term of office of one (1) Director (an Outside Director) who retired at the conclusion of the FY2024 Ordinary General Meeting of Shareholders held on June 25, 2025. As of the end of the current fiscal year, there were eight (8) Directors (excluding Directors who are Audit & Supervisory Committee Members) (including one (1) Outside Director) and four (4) Directors who are Audit & Supervisory Committee Members (including three (3) Outside Directors).
5.	Matters related to resolutions at General Meetings of Shareholders for the amount of monetary compensation for Directors (excluding Directors who are Audit & Supervisory Committee Members)

With regard to the amount of monetary compensation for Directors (excluding Directors who are Audit & Supervisory Committee Members), the maximum annual total amount of compensation was resolved at the FY2023 Ordinary General Meeting of Shareholders held on June 25, 2024, to be 550 million yen (including up to 40 million yen for Outside Directors). This compensation amount shall not include the salaries of Directors who are also employees. At the conclusion of this Meeting, the number of Directors (excluding Directors who are Audit & Supervisory Committee Members) were eight (8) (including one (1) Outside Director).

6.	Matters related to resolutions at General Meetings of Shareholders for the amount of monetary compensation for Directors who are Audit & Supervisory Committee Members

With regard to the amount of monetary compensation for Directors who are Audit & Supervisory Committee Members, the maximum annual total amount of compensation was resolved at the FY2023 Ordinary General Meeting of Shareholders held on June 25, 2024, to be 100 million yen. At the conclusion of this Meeting, the number of Directors who are Audit & Supervisory Committee Members were four (4).

7.	Separately from the monetary compensation described above, at the FY2021 Ordinary General Meeting of Shareholders held on June 23, 2022, it was resolved regarding performance-linked stock compensation for Directors (excluding Outside Directors) that the upper limit of trust money contributed by the Company shall be 300 million yen per fiscal year, and the upper limit of the number of shares to be issued shall be 400,000 shares per fiscal year. At the conclusion of this Meeting, the number of eligible Directors were five (5). In line with the Company’s transition to a company with an Audit & Supervisory Committee at the FY2023 Ordinary General Meeting of Shareholders held on June 25, 2024, a resolution was made to revise the eligibility for this Plan to the Company’s Directors (excluding Directors who are Audit & Supervisory Committee Members, Outside Directors, and those not residing in Japan). At the conclusion of this Meeting, the number of eligible Directors were seven (7).
8.	Basis for the Board of Directors determining that the individual compensation, etc. for Directors (excluding Directors who are Audit & Supervisory Committee Members) during the current fiscal year was in accordance with the policy

At the Board meeting held on June 25, 2024, the Company made a resolution on the policy for the content of compensation for individual Directors. Before the Board of Directors makes a resolution, they consult with the Nomination and Compensation Committee about the content of the resolution and receive a report. The Board of Directors also confirms that the method for determining the content of compensation, etc. and the content of the determined compensation, etc. are in harmony with the policy that was resolved by the Board of Directors, and that the report by the Nomination and Compensation Committee was respected. Therefore, it was determined that the individual compensation, etc. for Directors (excluding Directors who are Audit & Supervisory Committee Members) during the current fiscal year was in harmony with the determined policy.

2)	Matters related to performance-linked compensation

Performance-linked compensation is paid in a range between 0 and 200% according to the degree of achievement of evaluation items.

When determining short-term performance-linked compensation, it is the Company’s judgment that maintaining and improving the profit level is the most appropriate indicator of corporate performance. As such, the degree of achievement of the initial operating profit plan, dividend amount, employee bonus amount and other matters impacting performance (natural disasters, extraordinary gains/losses, etc.) are considered. The Company has set a consolidated operating profit plan of 9.0 billion yen, and based on the actual operating profit of 13.4 billion yen for the current fiscal year, short-term performance-linked compensation for the current fiscal year was determined to be paid at a rate of 175% of the base value (100%) for each position.

The company’s shares are used for medium- to long-term performance-linked compensation (non-monetary compensation), and we utilize the officer compensation BIP (Board Incentive Plan) trust system. The relevant compensation indicators and reason for selecting those indicators are as described in “3) Policy and method of determining officer compensation, etc.”

The amount of medium- to long-term performance-linked compensation, etc. (non-monetary compensation) for FY2023 to FY2025 is granted to each eligible person based on the Rules for Issuance of Shares, using the number of points obtained by subtracting the assumed stock price (average closing price of the Company’s shares in regular trading on the Tokyo Stock Exchange on each day of the month preceding the month containing the start date of the target period (excluding days on which no trading takes place)) from the base amount. The Company plans to deliver and provide Company shares and other benefits in a number corresponding to the cumulative total of points, representing 50% of the base points granted during each fiscal year within the target period, multiplied by a performance-linked coefficient.

Furthermore, as the current fiscal year is the final year of the trust period, the performance-linked coefficient for the aforementioned [points] has been determined to be 78% in accordance with the Rules for Issuance of Shares.

3)	Policy and method of determining officer compensation, etc.

The Company has established the policy below for determining compensation, etc. for Directors. Within the total amount decided at the General Meeting of Shareholders based on this policy, compensation for Directors (excluding Directors who are Audit & Supervisory Committee Members) is determined by the Board of Directors, and compensation for Directors who are Audit & Supervisory Committee Members is determined through discussions with Directors who are Audit & Supervisory Committee Members at the Audit & Supervisory Committee.

The Company has established a Nomination and Compensation Committee as an advisory body to the Board of Directors in order to address important management issues, including the improvement of the objectiveness and transparency of the nomination and compensation of officers. The committee regularly checks on particularly important matters such as nomination of officers and compensation for Directors and provides appropriate advice to the Board of Directors. The Nomination and Compensation Committee is a meeting body consisting of the Chairman of the Board of Directors and Outside Directors, and it confirms and advises on important management issues such as nomination and compensation.

The Company’s policy for compensation for Directors is provided below.

•	Method of determining policy

The policy on compensation for Directors (excluding Directors who are Audit & Supervisory Committee Members) is determined by the Board of Directors, taking into account the advice of the Nomination and Compensation Committee. The policy on compensation for Directors who are Audit & Supervisory Committee Members is determined through discussions with Directors who are Audit & Supervisory Committee Members at the Audit & Supervisory Committee.

•	Basic policy

The Group seeks to grow stronger and more highly profitable by making unique and socially useful products backed by technology at a low cost around the world and providing them at reasonable prices. We believe that pursuing this policy from a medium- to long-term perspective will contribute to improving the Group’s medium- to long-term corporate value and increase stakeholder satisfaction.

In carrying out this policy, we believe that it is necessary for us to promote the motivation of the management team, including the Directors of the Company, to achieve performance targets and stakeholder satisfaction from the standpoint of compensation. For that reason, we have introduced treasury shares compensation for the Company’s management that varies to a certain extent according to the degree of achievement of KPIs related to the priority measures in the Group’s medium-term plan. Balancing this with monetary compensation that varies according to the degree of achievement of performance targets for each fiscal year, we aim to improve corporate value and stakeholder satisfaction over the medium to long term.

•	Policy for determining amounts for individual compensation, etc. and method of calculation (excluding performance-linked compensation, etc. / non-monetary compensation, etc.)

Considering their responsibilities in improving performance in each fiscal year and increasing corporate value over the medium to long term, compensation for Directors (excluding Outside Directors and Directors who are Audit & Supervisory Committee Members) is broken down into three categories. These are base compensation (monetary), short-term performance-linked compensation (monetary) and medium- to long- term performance-linked compensation (stock), comprised of fixed compensation, expectations for short-term results and expectations for long-term results. On the other hand, Outside Directors who are not Audit & Supervisory Committee Members are expected to provide objective opinions and suggestions from an outside perspective that is independent from business execution, so in light of this, they are only paid base compensation pay (monetary).

In addition, compensation for Directors who are Audit & Supervisory Committee Members is base compensation pay (monetary) only according to position as they are responsible for auditing and supervising the execution of duties for the Group as a whole.

Compensation may be temporarily reduced or not paid at all in the event of a sudden worsening of performance or damage to corporate value.

The compensation system for the Company’s Directors is set up in such a way that compensation differs according to the responsibilities of the position (chairman, president, vice president, senior managing director, etc.). The difference currently applied, when the short-term and long-term performance portions are the base amount, is set at 1 for senior managing directors and around 1.6 for the chairman and president.

•	Policy for determining performance indicators, etc. related to performance-linked compensation, etc. and the method of calculating the amount or number

Performance-linked compensation is paid in a range between 0 and 200% according to the degree of achievement of evaluation items.

When determining short-term performance-linked compensation, it is the Company’s judgment that maintaining and improving the profit level is the most appropriate indicator of corporate performance. As such, the degree of achievement of the initial operating profit plan, dividend amount, employee bonus amount and other matters impacting performance (natural disasters, extraordinary gains/losses, etc.) are considered.

The indicators of medium- to long-term performance-linked compensation are ROIC (financial indicator) and the FTSE Russell ESG score (non-financial indicator) to increase overall profitability of the Group and promote ESG management. The weight given to these items is 90% and 10%, respectively.

•	Policy for determining the content, amount, number or method of calculating non-monetary compensation, etc.

For medium- to long-term performance-linked compensation, we utilize the officer compensation BIP (Board Incentive Plan) trust system in order to increase the motivation of Directors to contribute to improving the Group’s medium- to long-term performance and increasing corporate value.

This plan is a system for issuing and paying the shares of the Company and share exchange price at disposal of the Company (hereinafter referred to as “the Company’s shares, etc.”) in a number corresponding to points calculated according to position/length of service and the degree of achievement, etc. of medium-term targets to eligible Directors (excluding Outside Directors and Directors who are Audit & Supervisory Committee Members) and Operating Officers following the Rules for Issuance of Shares approved by the Board of Directors.

•	Policy for determining the ratio (percentage) of each type of individual compensation, etc.

The Company’s business domain is the manufacture and sale of mechanical seals, special valves, etc., and other mechanical parts in industries that include automobiles, construction equipment, general industrial machinery, semiconductors, ships, and aerospace. Considering that business performance is easily affected by trends in these industries, the percentages of short-term performance-linked compensation and medium- to long-term performance-linked compensation for Directors (excluding Outside Directors and Directors who are Audit & Supervisory Committee Members) are 10% and 20% of total compensation, respectively.

•	Policy for determining the timing of and conditions for compensation, etc.

Monthly base compensation pay is determined by the Board of Directors after the Ordinary General Meeting of Shareholders for one year beginning from the following month and is paid in a fixed amount on a fixed day every month. Short-term performance-linked compensation is determined by the Board of Directors based on the year-end financial results in accordance with the above-mentioned “Policy for determining performance indicators, etc. related to performance-linked compensation, etc. and the method of calculating the amount or number.” It is paid by the time of the Ordinary General Meeting of Shareholders for the financial results in question. As for medium- to long-term performance-linked compensation, following the Rules for Issuance of Shares approved by the Board of Directors, a fixed number of points calculated according to position and length of service and performance-linked points designed to incentivize achievement of the medium-term management plan, etc. are granted at a certain time every year. In principle, when the medium-term management plan ends, a number of the Company’s shares, etc. corresponding to the cumulative number of fixed points and a number of the shares, etc. corresponding to the cumulative number of performance-linked points multiplied by a performance-linked coefficient according to the degree of achievement of medium-term targets are issued and paid.

•	Method of determining individual compensation, etc.

The Chairman of the Board of Directors, who is the chair of meetings of the Board of Directors, submits an executive compensation plan to the Board of Directors where the amount of compensation, etc. for individual Directors (excluding Directors who are Audit & Supervisory Committee Members) and the method of calculation thereof are determined, taking into account the advice of the Nomination and Compensation Committee.

The amount of compensation for Directors who are Audit & Supervisory Committee Members is determined by the Audit & Supervisory Committee through discussions with Directors who are Audit & Supervisory Committee Members.

(5) Items related to Outside Directors

① Matters regarding significant concurrent positions as outside directors (and other officers) of other corporations and relationship between the Company and other organizations

Mr. Takashi Koike, Director who are Audit & Supervisory Committee Member, is also Chairman and CEO of Koikeya Co., Ltd, and non-executive director of NISSIN CISCO Co., Ltd. There is no special relationship between the Company and the each concurrent organization.

② Status of the main activities of each outside director for the fiscal year under review

Position	Name	Main Activities
Director	Risa Yamasawa

Since assuming office as Director, she has attended 8 out of 8 meetings of the board of directors and made comments as necessary for deliberations on proposals. On the Board, she fulfills an appropriate role in ensuring the validity and propriety of decision-making. Specifically, she provides supervision and counsel on the execution of duties by the Company’s Directors from an objective, broad and advanced perspective based on her vast amount of experience and high principles as an attorney.

In addition, as a member of the nomination and compensation committee, she attended a committee meeting held after her election at the FY2024 Ordinary General Meeting of Shareholders, providing appropriate advice in the process of selecting candidates for directors and decision-making on directors’ remuneration, etc.

Furthermore, she served as a member of the Company’s Special Committee regarding the business integration with NOK Corporation.

Director (Audit & Supervisory Committee Member)	Katsuhiko Shono

He attended 12 out of 12 meetings of the board of directors, 12 out of 12 meetings of the Audit & Supervisory Committee and made comments as necessary for deliberations on proposals. At these meetings, he played an appropriate role in ensuring the adequacy and appropriateness of decision-making, mainly by providing supervision and advice on the Company’s overall business activities based on his knowledge from his experience in the industrial machinery field.

In addition, as a member of the nomination and compensation committee, he attended 2 meetings of the committee held in FY2025 and provided appropriate advice in the process of selecting candidates for directors and decision-making on directors’ remuneration, etc.

Furthermore, he served as a member of the Company’s Special Committee regarding the business integration with NOK Corporation.

Director (Audit & Supervisory Committee Member)	Masako Sakaguchi

She attended 12 out of 12 meetings of the board of directors, 12 out of 12 meetings of the Audit & Supervisory Committee and made comments as necessary for deliberations on proposals. At these meetings, she played an appropriate role in ensuring the adequacy and appropriateness of decision-making, mainly by providing supervision and advice on the Company’s overall business activities based on her knowledge and experience in corporate legal matters as an attorney.

In addition, as a member of the nomination and compensation committee, she attended 2 meetings of the committee held in FY2025 and provided appropriate advice in the process of selecting candidates for directors and decision-making on directors’ remuneration, etc.

Furthermore, she served as a member of the Company’s Special Committee regarding the business integration with NOK Corporation.

Director (Audit & Supervisory Committee Member)	Takashi Koike

He attended 10 out of 12 meetings of the board of directors, 10 out of 12 meetings of the Audit & Supervisory Committee and made comments as necessary for deliberations on proposals. At meetings of the board of directors, he played an appropriate role in ensuring the adequacy and appropriateness of decision-making, mainly by providing supervision and advice on the Company’s overall business activities based on his knowledge from his experience in corporate management in business companies.

In addition, as a member of the nomination and compensation committee, he attended 2 meetings of the committee held in FY2025 and provided appropriate advice in the process of selecting candidates for directors and decision-making on directors’ remuneration, etc.

Furthermore, he served as chairperson of the Company’s Special Committee regarding the business integration with NOK Corporation, where he was responsible for compiling the committee’s reports.

(Note)	In addition to the number of Board of Directors meetings held as stated above, there was one written resolution which, pursuant to Article 370 of the Companies Act and the provisions of the Company’s Articles of Incorporation, was deemed to have been passed by the Board of Directors.

3.	Policy on Determination of Dividends of Surplus, etc.

The Company aims to continuously improve its corporate value and regards the return of profits to shareholders as one of its most important management issues. From this perspective, decisions on dividends of surplus, etc. shall be made in accordance with the following policies.

•	Dividends of Surplus

The Company’s basic stance regarding dividends of surplus is to pay stable dividends that take into account the balance between profit return and internal reserves for medium- to long-term growth.

With regard to the year-end dividend for FY2025, the Board of Directors resolved the following appropriation of surplus on May 21, 2026, based on the above policy. As a result, with regard to dividends of surplus for the fiscal year under review, the interim dividend of 60 yen per share has been paid, and the annual dividend per share will be 125 yen.

[Matters related to year-end dividends]

1.	Type of dividend property

Cash

2.	Allocation of dividend property and total amount thereof

65 yen per common share of the Company

Total amount: 3,006,333,135 yen

3.	Effective date of distribution of dividends of surplus

June 5, 2026

•	Purchase of Treasury Shares

With regard to the purchase of treasury shares, the Company’s policy is to flexibly purchase treasury shares in accordance with market stock price trends and other factors from the viewpoint of the Company’s shareholder composition and the securing of stock price and liquidity in the stock market.

4. Items Related to Company Shares (As of March 31, 2026)

(1) Number of Authorized Shares (2) Number of Shares Issued (3) Number of Treasury Shares (4) Number of Shareholders (5) Major Shareholders	100,000,000 49,757,821 3,506,542 20,717

Name of Shareholders	Number of Shares (Unit: Thousand)	Shareholding Ratio (%)
NOK Corporation	14,812	32.0
Freudenberg SE	3,800	8.2
The Master Trust Bank of Japan, Ltd. (Trust account)	2,807	6.1
The Dai-ichi Life Insurance Company, Limited	2,758	6.0
Eagle Industry Employees Shareholding Association	2,287	4.9
Custody Bank of Japan, Ltd. (Trust account)	961	2.1
The Master Trust Bank of Japan, Ltd. (the officer compensation BIP (Board Incentive Plan) trust system, 76761 unit)	802	1.7
Sumitomo Mitsui Banking Corporation	771	1.7
MUFG Bank, Ltd.	659	1.4
The Chugoku Bank, Ltd.	637	1.4

Note: The shareholding ratio is calculated after deducting the treasury shares (3,506,542 shares).

(6) Matters regarding shares granted to Company directors (including former directors) during the fiscal year as consideration for performance of duties

	Number of Shares	Number of Recipients
Director (excluding Outside Directors and Directors who are Audit & Supervisory Committee Members)	–	–
Note:	Details of the Company’s share-based compensation is in (4) Compensation, etc. for Directors of “2. Items Related to Company Directors” in Business Report.

5. Items Related to Share Acquisition Rights (As of March 31, 2026)

None.

6. Status of the Accounting Auditor

(1) Name

Nihombashi Corporation, Incorporated Accounting Firm

Audits of financial statements of our major subsidiaries abroad were conducted by other accounting firms.

(2) Amount of remuneration of accounting auditor

① Amount of remuneration paid to accounting auditor

38 million yen

Notes:	Regarding the audit contract between Eagle Industry and the Accounting auditor, audit fees for audit under the Corporate Law and those for audit under the Securities and Exchange Law are not clearly divided, and cannot be practically divided. Therefore, the above amount is the total sum of these two audit fees.

The Audit & Supervisory Committee conducted necessary study to see if the contents of audit plans, work performance of audits and the basis for quotation for audit fees of the Accounting auditor were appropriate, and as a result it agreed to the amount of audit fees paid to the Accounting auditor.

② Total amount of money or other economic benefits to be paid by the Company and the Company’s subsidiaries

44 million yen

(3) Policies for determination of dismissal or refusal of reelection

If the Audit & Supervisory Committee thinks it necessary to remove or not to reappoint the Accounting auditor due to its performance, it will determine the contents of the motion as to the removal or no reappointment to be submitted to the shareholders’ meeting.

If any one of the clauses of Article 340, Paragraph 1 of the Companies Act is the case with the Accounting auditor, the Audit & Supervisory Committee removes it subject to the unanimous consent of Directors who are Audit & Supervisory Committee members. In such case, Director who are Audit & Supervisory Committee member designated by the Audit & Supervisory Committee announces the fact and the reason of the removal in the immediate shareholders’ meeting to be held after the removal.

7. Structure to Ensure Appropriate Operations and Operational Status of Said Structure

(1) System to ensure appropriate operation management

The Company set the following basic policies to ensure that the directors’ execution of their duties is in conformity with the laws and regulations and the articles of association of the Company, and other business activities are implemented appropriately.

① System to manage information relating to the directors’ execution of their duties

The Company shall designate responsible sections for the management of minutes of shareholders’ meetings, the board of directors and other meetings, and also circular approval documents in accordance with the laws and regulations, the articles of association of the Company and the Company’s internal rules etc. so that directors can examine them.

② System to manage the risk of loss

In accordance with risk management policy and risk management rule, the Company shall establish risk management subcommittee under the sustainability committee and review risk preventive measures on a regular basis, and conduct case study continually to prepare for contingencies.

③ System to ensure effective directors’ execution of their duties

The directors shall ensure that the board of directors are held in accordance with rules of the board of directors where they define each director’s responsibilities, decide important issues and confirm implementation status of business activities, and appoint officers as responsible manager to operate each business unit and division and delegate authorities to the officers for speedy execution of tasks and achievement of targets and supervise the officers. And also the directors define responsibilities of high-ranking supervisory employees and decision making rules as per the responsibility and authority rules. Also the directors shall ensure that execution of their duties is appropriate and effective by checking implementation status of business plans, management plans and operation plans through management meetings and business diagnosis that are held on a regular basis.

④ System to ensure that execution of duties of the directors and supporting employees are in accordance with the laws and regulations and the articles of association of the Company

The Company shall set “EKK compliance rule” and “EKK employee compliance code of conduct” based on “EKK Charter of Corporate Behavior,” clarify its stance of emphasizing compliance and ensure the system which is in accordance with the laws and regulations, the articles of association of the Company and the internal rules.

⑤ System for appropriate business activities of the Group

a. System of reporting of issues relating to subsidiaries’ directors’ execution of their duties to the Company
In accordance with the internal audit regulations, the department in charge of managing subsidiaries shall have them report their business situations and check the matters reported, and each Office or Division (responsible departments of the headquarters) shall give necessary instructions and support to subsidiaries regarding each responsible activity, and have them report the progress and check the progress reported in accordance with policies and measures based on management plans, etc.

b. Regulations and other systems related to the management of the risk of loss of subsidiaries
In accordance with the internal audit regulations, responsible departments of the headquarters and the department in charge of managing subsidiaries shall have subsidiaries establish risk management system and report implementation status regularly, and review it if necessary.

c. System to ensure subsidiaries’ directors’ execution of their duties is effective
The Company shall hold management meetings on a regular basis where the Company and subsidiaries’ management and manager attend to share information and pursue management transparency. In the management meetings, the attendees report and discuss management and business plans to secure effective management of the Group.

d. System to secure subsidiaries’ directors and supporting employees’ execution of their duties is in accordance with the laws and regulations and the articles of association of each company
In accordance with the internal audit regulations, the Company shall have subsidiaries establish code of conduct, compliance rule and employee compliance code of conduct, have them understand such contents, have them clarify that they emphasize compliance in their business activities and have them ensure the system which is in accordance with the laws and regulations, the articles of association of each company and the internal rules. The Company, based on the internal audit regulations regarding financial reporting, shall take measures to maintain the reliability of the group company’s financial reporting based on the directors’ instructions.

⑥ Issue relating to employee who supports the Audit & Supervisory Committee in the event that Audit & Supervisory Committee Members request the Company to appoint such employee and Maintaining the independence of employees who supports Audit & Supervisory Committee members from Director and enhancing the effectiveness of instructions to employees

In the event that the Audit & Supervisory Committee requests the appointment of directors and employees to assist the Audit & Supervisory Committee in their duties, the Board of Directors and Employees shall decide on the duties and selection of such directors and employees in consultation with the directors who are members of the Audit & Supervisory Committee, and shall maintain a certain degree of independence from the executive departments. Directors and employees who are responsible for assisting the duties of the Audit & Supervisory Committee shall ensure the effectiveness of their duties by attending major meetings attended by the Audit & Supervisory Committee and other directors who are members of the Audit & Supervisory Committee, and by acting in accordance with the audit policy and audit plan formulated by the Audit & Supervisory Committee.

⑦ The following systems and system for other Group companies to report to the Company’s Audit & Supervisory Committee

a. System for directors (excluding Directors who are Audit & Supervisory Committee members), auditors, employees, etc. of the corporation and its subsidiaries to report to the Audit & Supervisory Committee of the Company, and system to ensure that those who make such reports are not treated unfavorably because of such.

In accordance with the Internal Control Regulations, the Company’s internal auditors shall conduct internal audits of the system to ensure the appropriateness of the Group’s operations, and report the results to the Audit & Supervisory Committee. In addition, the Audit & Supervisory Committee shall give instructions to the Internal Auditors regarding audits as necessary.

In addition, in accordance with the Whistleblowing Regulations, the Company shall establish a system for appropriately responding to whistleblowing regarding acts that violate laws and regulations with respect to officers and employees of the Group, establish a system that allows whistleblowing to be reported to the Audit & Supervisory Committee, and prohibit disadvantageous treatment of officers and employees who make such reports.

b. Matters concerning procedures for advance payment or reimbursement of expenses incurred by Audit & Supervisory Committee members in connection with the execution of their duties (limited to those related to the duties of Audit & Supervisory Committee members), and other policies regarding the processing of expenses or liabilities incurred in the execution of such duties.

The Company shall secure the expenses for the Audit & Supervisory Committee’s execution of duties in compliance with audit policy and schedule prepared by the Audit & Supervisory Committee, based on the Audit & Supervisory Committee’s rule.

c. System to ensure that audits by the Audit & Supervisory Committee of the Company are conducted effectively

In order to supervise the execution of duties by Directors, the Company shall ensure a system that enables directors who are Audit & Supervisory Committee members to attend meetings of the board of directors and other important meetings and to investigate the status of operations and finances in accordance with the audit policy and audit plan formulated by the Audit & Supervisory Committee in accordance with the Audit & Supervisory Committee’s rule. In addition, Accounting Auditor and Directors who are Audit & Supervisory Committee members shall exchange opinions on a regular basis.

(2) Status of the operation of system to assure appropriate operation management

① Status of system to ensure the appropriateness of directors duties and risk management & compliance system

The Company established a system to ensure the appropriateness of directors’ duties by holding important meetings such as board of directors’ meetings in accordance with the laws and regulations, the articles of association of the Company and rules etc. Sustainability activities, risk management and compliance of the Group are becoming increasingly important due to the business activities’ diversification, globalization and the realization of a sustainable society. Therefore, the Company established a sustainability committee to promote sustainable activities and a risk management subcommittee under the sustainability committee identifies and assesses risks in our business activities to prepare for contingencies. In addition, the Company set “EKK compliance rule” and “EKK employees compliance code of conduct” based on “EKK Charter of Corporate Behavior” designed for all group employees and strived to enhance the morale of all employees in the course of their duties by ensuring that they were well informed of such contents.

② Status of system to ensure the appropriateness of operation of the Group

Based on the internal audit regulations, the Company established the system of compliance and risk management of subsidiaries, reported management situations regularly and ensured efficiency of the management of the Group. The Company conducted the assessment of the efficiency of the internal audit over financial reporting and found no material violations of law or the articles of association during the fiscal year under review. The Company confirmed that the internal audit system was appropriately operated.

③ Status of system to ensure the effectiveness of the Audit & Supervisory Committee’s audits

The Company established a system in which Directors who are Audit & Supervisory Committee members attended important meetings such as management meeting including board of directors’ meetings and they attended such necessary meetings. Directors who are Audit & Supervisory Committee members cooperated with operating departments to check operations and financial situations and used supporting employees in audits when necessary. Directors who are Audit & Supervisory Committee members exchanged opinions with the Accounting auditor, representative directors and outside directors.

◎	The following is a description of the above report.
1.	Amounts in millions of yen are rounded down to the nearest million yen.
2.	Basic earnings per share is calculated based on the average number of outstanding shares during the period, excluding treasury shares, and is rounded to the nearest yen.
3.	Percentage of change from the previous year in consolidated net sales, consolidated ordinary profit, etc. and investment ratio in important subsidiaries of the Company are rounded to the nearest first decimal place.
4.	Fractions below one thousand shares are omitted where the number of shares is stated in thousand share unit.
5.	Ratio of shareholding by major shareholders in the Company, average ages, and average service years of employees are stated by rounding the figures to the first decimal place.

Consolidated Financial Statements

(April 1, 2025 to March 31, 2026)

Consolidated Balance Sheets

(As of March 31, 2026)

(Millions of yen)

Subject	Amount	Subject	Amount
Assets		Liabilities
Current assets	125,450	Current liabilities	51,741
Cash and deposits	33,681	Accounts payable - trade	9,858
Notes receivable - trade	774	Electronically recorded obligations - operating	3,063
Accounts receivable - trade	35,486	Short-term borrowings	3,382
Electronically recorded monetary claims - operating	6,441	Current portion of long-term borrowings	11,834
Merchandise and finished goods	12,822	Accounts payable - other	4,075
Work in process	10,810	Lease liabilities	539
Raw materials and supplies	16,278	Income taxes payable	1,359
Accounts receivable - other	4,364	Contract liabilities	1,773
Other	4,900	Deposits received from employees	4,366
Allowance for doubtful accounts	(109)	Provision for bonuses	3,247
Non-current assets	103,130	Provision for share awards for directors (and other officers)	600
Property, plant and equipment	64,220	Provision for loss on orders received	402
Buildings and structures	29,193	Other	7,238
Machinery, equipment and vehicles	18,854	Non-current liabilities	34,218
Tools, furniture and fixtures	4,453	Long-term borrowings	22,949
Land	6,899	Lease liabilities	879
Leased assets	1,401	Deferred tax liabilities	2,691
Construction in progress	3,416	Retirement benefit liability	6,689
Intangible assets	2,185	Provision for environmental measures	297
Goodwill	51	Other	712
Other	2,133	Total liabilities	85,959
Investments and other assets	36,724	Net assets
Investment securities	22,138	Shareholders’ equity	99,722
Long-term loans receivable	524	Share capital	10,490
Deferred tax assets	3,240	Capital surplus	11,827
Retirement benefit asset	9,383	Retained earnings	84,587
Other	1,541	Treasury shares	(7,183)
Allowance for doubtful accounts	(104)	Accumulated other comprehensive income	33,340
		Valuation difference on available-for- sale securities	1,064
		Foreign currency translation adjustment	22,463
		Remeasurements of defined benefit plans	9,811
		Non-controlling interests	9,558
		Total net assets	142,621
Total assets	228,581	Total liabilities and net assets	228,581

Consolidated Statements of Income

(April 1, 2025 to March 31, 2026)

(Millions of yen)

Subject	Amount
Net sales	177,488
Cost of sales	131,780
Gross profit	45,707
Selling, general and administrative expenses	32,238
Operating profit	13,468
Non-operating income	4,671
Interest and dividend income	528
Share of profit of entities accounted for using equity method	2,931
Other	1,211
Non-operating expenses	969
Interest expenses	676
Other	292
Ordinary profit	17,170
Extraordinary income	18
Gain on sale of non-current assets	18
Extraordinary losses	468
Loss on retirement of non-current assets	133
Impairment losses	335
Profit before income taxes	16,720
Income taxes - current	3,732
Income taxes - deferred	739
Total income taxes	4,471
Profit	12,249
Profit attributable to non-controlling interests	2,420
Profit attributable to owners of parent	9,828

Consolidated Statements of Changes in Equity

(Apr. 1, 2025 to Mar. 31, 2026)

(Unit: Million Yen)

	Shareholders’ equity
	Share capital	Capital surplus	Retained earnings	Treasury shares	Total shareholder’s equity
Balance as of Apr. 1, 2025	10,490	11,827	79,846	(7,454)	94,710
Changes during period
Dividends of surplus			(5,087)		(5,087)
Profit attributable to owners of parent			9,828		9,828
Purchase of treasury shares				(4)	(4)
Disposal of treasury shares				275	275
Net changes in items other than shareholders’ equity
Total changes during period	-	-	4,741	270	5,011
Balance as of Mar. 31, 2026	10,490	11,827	84,587	(7,183)	99,722

	Accumulated other comprehensive income				Non-controlling interests	Total net assets
	Valuation difference on available-for- sale securities	Foreign currency translation adjustment	Remeasurements of defined benefit plans	Total accumulated other comprehensive income
Balance as of Apr. 1, 2025	727	13,056	5,336	19,120	8,688	122,519
Changes during period
Dividends of surplus						(5,087)
Profit attributable to owners of parent						9,828
Purchase of treasury shares						(4)
Disposal of treasury shares						275
Net changes in items other than shareholders’ equity	337	9,406	4,475	14,219	870	15,089
Total changes during period	337	9,406	4,475	14,219	870	20,101
Balance as of Mar. 31, 2026	1,064	22,463	9,811	33,340	9,558	142,621

Notes to Consolidated Financial Statements

1.	Notes Regarding Significant Accounting Policies for Preparation of Consolidated Financial Statements

(1) Scope of consolidation

① Status of consolidated subsidiaries

-	Number of consolidated subsidiaries: 41
-	Name of major consolidated subsidiaries:

EagleBurgmann Japan Co., Ltd.

Eagle Industry (Wuxi) Co., Ltd.

NEK CO.,LTD.

EBI Asia Pacific Pte. Ltd.

EagleBurgmann India Pvt. Ltd.

② Status of unconsolidated subsidiaries

-	Name of major unconsolidated subsidiaries:

ARENA JAPAN Co., Ltd.

-	Reason for excluding from the scope of consolidation:

The total assets, sales, profit or loss for the period (amount corresponding to equity) and retained earnings (amount corresponding to equity) of the any unconsolidated subsidiary are small given the figures on the consolidated financial statements of the Company and do not have a significant impact on them as a whole.

(2) Application of equity method

① Status of associates accounted for using equity method

-	Number of associates accounted for using equity methods: 38
-	Name of major associates accounted for using equity methods:

EagleBurgmann Germany GmbH & Co. KG

② Status of unconsolidated subsidiaries and associates not accounted for using equity method

-	Name of major associates accounted for using equity methods:

ARENA JAPAN Co., Ltd.

-	Reason for not applying equity method:

The unconsolidated subsidiary not subject to equity method is small in size and has only a slight effect on the consolidated financial statements of the Company and has no significance as a whole in terms of net income or loss for the period (amount corresponding to equity) and retained earnings (amount corresponding to equity), etc., if they are excluded from object of the equity method.

(3) Matters related to change of scope of consolidation and application scope of equity method

-	Change of scope of consolidation

During the current consolidated fiscal year, Eagle Sealing R&D (Wuxi) CO., LTD. and Eagle Holding Germany GmbH have been excluded from the scope of consolidation due to their liquidation.

(4) Matters related to fiscal year of consolidated subsidiaries

NEK CO., LTD and thirty other companies settle their accounts on December 31. Therefore, their financial statements prepared based on provisional settlement of accounts as of the consolidated settlement of accounts are used for the preparation of consolidated financial statements.

(5) Matters related to Accounting policies

①	Basis and methods for valuation of important assets

A. Available-for-sale securities

-	Securities other than shares that do not have a market value:

Fair value method (with the entire amount of valuation differences recorded directly into net assets, and the cost of sales calculated using the moving average method)

-	Shares that do not have a market value: Cost method based on the moving average method

B. Derivative

Fair value method

C. Inventories
Mainly weighted average cost method (value on the consolidated balance sheet is calculated by writing down the book value based on the decline in profitability).

②	Method of depreciation of significant assets

A. Property, plant and equipment (excluding leased assets)

The straight-line method

B. Intangible assets (excluding leased assets)

-	Software for internal use

Software for internal use is amortized by the straight-line method over the available periods of five years.

-	Other intangible assets

The straight-line method

C. Leased assets

Leased assets are depreciated over the lease period using the straight-line method with no residual value.

③	Standard for important allowance & reserve

A. Allowance for doubtful accounts

In order to prepare for losses on bad debts, allowances for doubtful accounts, which have been calculated from the loan loss ratio for general creditable assets, and the possibility of recovery considered on a case-by-case basis for specific debts such as debts that are deemed to be potentially uncollectible have been entered in the accounts.

B. Provision for bonuses

In the Company and some consolidated subsidiaries, in order to prepare for employee bonuses, provision for bonuses based on the estimated amount of payment has been entered in the accounts.

C. Provision for share-based remuneration to officers

To allow for the delivery of the Company’s shares, etc. to Directors and other officers of the Company, the Company records a provision for the estimated amount of such benefits.

D. Provision for loss on orders received

In order to prepare for future losses on orders, the Company provides a reserve for losses on order contracts that are expected to occur at the end of the fiscal year under review and for which it is possible to reasonably estimate the amount of such losses in the following fiscal year and thereafter.

E. Provision for environmental measures

In order to prepare for future expenses for environmental measures, reserves for environmental measures have been entered in the accounts.

④	Basis for recording significant revenues and expenses

The Group manufactures and sells mechanical seals, special valves, and other sealing equipment-related products, etc., primarily to the automotive and construction machinery industries, general machinery industry, semiconductor industry, marine industry, and aerospace industry. For sales of these products, the Company usually recognizes revenue when the products are inspected and accepted by the customer, because the Company believes that the customer obtains control over the products and the performance obligation is satisfied when the products are inspected and accepted by the customer. For sales in Japan, revenue is recognized at the time of shipment if the period between the time of shipment and the time of acceptance by the customer is a normal period of time. In addition, revenue is measured at the amount of consideration promised in the contract with the customer, less discounts and other items.

⑤	Other important matters for preparation of consolidated financial statements

Accounting method concerning employee retirement benefits

A. Method for assigning the projected amount of postretirement benefits to accounting periods

For the calculation of projected benefit obligation, the benefit formula attribution approach is used to attribute the projected amount of postretirement benefits to accounting periods up to the end of the consolidated fiscal year under review.

B. Method for amortizing actuarial gains / losses and Past service costs

Actuarial gains and losses are amortized by the straight-line method over a fixed number of years (10 years) within the average remaining service period of employees at the time the gains or losses are recognized in the consolidated fiscal year following the year in which they are recognized. Past service costs are fully expensed when they are incurred.

2.	Notes Regarding Revenue Recognition

(1)	Decomposition of revenue

The Group manufactures and sells mechanical seals, special valves, and other sealing device-related products, primarily to the automotive and construction machinery industries, general industrial machinery industry, semiconductor industry, marine industry, and aerospace industry.

Sales to each industry were 93,267 million yen, 39,492 million yen, 16,488 million yen, 19,479 million yen, and 8,760 million yen.

(2)	Basic information to understand revenue

As stated in “(5) Matters related to Accounting policies ④ Basis for recording significant revenues and expenses” of 1. Notes Regarding Significant Accounting Policies for Preparation of Consolidated Financial Statements

3.	Notes Regarding Changes in Presentation

(Consolidated Balance Sheets)

“Deferred tax liabilities,” which were included in “Other” under non-current liabilities until the previous consolidated fiscal year, are separately listed starting from the current consolidated fiscal year due to their increased quantitative materiality. Furthermore, the “deferred tax liabilities” for the previous consolidated fiscal year amounted to 116 million yen.

4.	Notes Regarding Accounting Estimates

The following is a list of items for which an amount has been recorded in the consolidated financial statements for the fiscal year under review by an accounting estimate and which may have a material effect on the consolidated financial statements for the following fiscal year.

Property, plant and equipment	64,220 million yen
Deferred tax assets	3,240 million yen
Deferred tax liabilities	2,691 million yen
Retirement benefit asset	9,383 million yen
Retirement benefit liability	6,689 million yen

5.	Notes Regarding Consolidated Balance Sheet

Accumulated depreciation amount of property, plant and equipment: 136,560 million yen

6.	Notes Regarding Consolidated Statements of Changes in Equity
(1)	Types and total number of shares issued at the end of this Term

Common Shares 49,757,821

(2)	Appropriation of retained earnings

① Dividend payment amounts etc.

A.	Matters related to dividends was resolved at the Board of Directors held on May 20, 2025
-	Total amount of dividend:	2,312 million yen
-	Dividend per share:	50.0 yen
-	Record date:	March 31, 2025
-	Effective date:	June 5, 2025
B.	Matters related to dividends was resolved at the Board of Directors held on November 10, 2025
-	Total amount of dividend:	2,775 million yen
-	Dividend per share:	60.0 yen
-	Record date:	September 30, 2025
-	Effective date:	December 2, 2025

(Note) The total amount of dividends includes dividends to the Company’s shares held by the officer compensation BIP (Board Incentive Plan) trust system and the Employee Stock Ownership Association Trust-Type ESOP Trust Account. (51 million yen as per the Board of Directors resolution on May 20, 2025, and 53 million yen as per the Board of Directors resolution on November 10, 2025)

② Dividend whose record date is in this fiscal year with its effective date in the next fiscal year

Matters related to dividends was resolved at the Board of Directors held on May 21, 2026

-	Total amount of dividend:	3,006 million yen
-	Dividend per share:	65.0 yen
-	Record date:	March 31, 2026
-	Effective date:	June 5, 2026

(Note) The total amount of dividend includes 52 million yen of dividends on the Company’s share held by the officer compensation BIP (Board Incentive Plan) trust system.

(3)	Matters related to share acquisition rights at the end of this consolidated fiscal year

Not applicable.

7.	Notes Regarding Financial Instruments
(1)	Matters related to the status of financial instruments

① The Company policy related to financial instruments

The Group operates the cash management on safe and reliable investments and obtaining the financing from the financial institution mainly.

The Group uses exchange forward contracts based on actual demand and interest rate swaps for the purpose of avoiding interest rate fluctuation risk on borrowings, but does not engage in speculative transactions.

② Contents of financial instruments and its risk, risk management structure

Notes receivable-trade, accounts receivable-trade and electronically recorded monetary claims-operating are always being exposed to the customer’s credit risk. The Group established a corporate structure that can review the credit terms and limit for all customers and grasp the credit status annually in accordance with the Group’s credit exposure management rule.

Investment securities are being exposed to the interest rate risk of market price though, most of the securities are the corporation’s shares of companies with which the Company have a relationships on business and the fair market value of said securities reviewed periodically are reported to the financial operating officer.

Most of the accounts payable-trade and electronically recorded obligations-operating are due within a year.

Short-term borrowings are mainly used for fund-raise related to the business transactions, while long-term borrowings are used for fund-raise prepared for capital expenditures and contingency. Variable interest rates are exposed to the risk of fluctuations in borrowing interest rates. For a portion of these long-term bank loans, in order to avoid the risk of fluctuations in interest rates payable and fix interest expenses, the Group enters into derivative transactions (interest rate swaps) for each individual contract as hedging instruments. Since the interest rate swaps meet the requirements for special treatment, the assessment of hedge effectiveness is omitted.

With regard to the execution and control of derivative transactions, the Group is subject to the trading authorization stipulated in the company regulation and these derivatives are limited to highly rated financial institutions in order to mitigate credit risks. Accounts payable-trade and debt payable are being exposed to the liquidity risk though, the Group manages the said accounts by using monthly cash flow projection provided by all the companies.

(2)	Matters regarding to fair market value of financial instruments

The amounts of financial instruments in the consolidated balance sheets, fair values and the differences as of March 31, 2026 (closing date for the fiscal year under review) are as shown below.

(Unit: Million Yen)

	Amount recorded on the consolidated balance sheets (*)	Fair values (*)	Differences
Investment securities Available-for-sale securities	2,066	2,066	-
Total assets	2,066	2,066	-
Long-term borrowings (Including current portion of long-term borrowings)	(34,783)	(34,216)	567
Total liabilities	(34,783)	(34,216)	567

(*) Items recorded as liabilities are shown in parentheses.

Note 1. “Cash and deposits,” “Notes receivable-trade,” “Accounts receivable-trade,” “Electronically recorded monetary claims-operating,” “Accounts payable-trade,” “Electronically recorded obligations-operating,” “Short-term borrowings” and “Accounts payable-other” are omitted because they are cashes and paid out in a short period of time.

Note 2.  Shares and other securities with no market value (amounts on consolidated balance sheets: 20,071 million yen) are not included in “Investment securities Available-for-sale securities.”

(3)	Matters related to the breakdown of the fair value of financial instruments by appropriate category, etc.

The fair value of financial instruments is classified into the following three levels based on the observability and materiality of the inputs used to calculate fair value.

Level 1 fair value:	Fair value calculated based on quoted market prices for the assets or liabilities for which such fair value is calculated that are formed in an active market among the inputs to the calculation of observable fair value
Level 2 fair value:	Fair value calculated using inputs other than Level 1 inputs to the calculation of observable fair value.
Level 3 fair value:	Fair value calculated using inputs related to the calculation of unobservable fair value.

When multiple inputs that have a significant impact on the fair value calculation are used, the fair value is classified into the level with the lowest priority in the calculation of fair value among the levels to which those inputs belong.

① Financial assets and financial liabilities with the carrying amount recorded on consolidated balance sheets using the fair value

Category	Fair value (Unit: million yen)
	Level 1	Level 2	Level 3	Total
Investment securities
Available-for-sale securities
Shares	1,794	-	-	1,794
Corporate bonds	-	272	-	272
Total assets	1,794	272	-	2,066

② Financial assets and financial liabilities with the carrying amount not recorded using the fair value

Category	Fair value (Unit: million yen)
	Level 1	Level 2	Level 3	Total
Long-term borrowings
(Including current portion of long-term borrowings)	-	34,216	-	34,216
Total liabilities	-	34,216	-	34,216
Note.	Explanation of valuation method used in the calculation of fair value and inputs related to the calculation of fair value.

Investment securities

Listed shares and corporate bonds are valued using quoted market prices. Since listed shares are traded in active markets, their fair value is classified as Level 1 fair value. On the other hand, corporate bonds are classified as Level 2 fair value because they are traded infrequently in the market and are not considered quoted prices in active markets.

Long-term borrowings (Including Loans Payable Within One Year);

The fair value of long-term borrowings is calculated based on the present value of the total principal and interest discounted at the interest rate that would be applicable to a similar new loan, and is classified as Level 2 fair value. Long-term borrowings with variable interest rates are subject to special treatment for interest rate swaps and are calculated using the sum of the principal and interest recognized as a single unit with such interest rate swaps.

8.	Notes Regarding Per Share Information
(1)	Net asset per share:	2,927.77 yen
(2)	Basic earnings per share:	216.75 yen
Notes:	The Company’s shares held by the officer compensation BIP (Board Incentive Plan) trust system and the Employee Stock Ownership Association Trust-Type ESOP Trust Account are included in treasury shares as a deduction in the calculation of per share information. The number of treasury shares held in those accounts at the end of the fiscal year under review was 802 thousand shares, and average number of shares during the term is 905 thousand shares.

9.	Notes Regarding Significant Subsequent Event

None

Audit Report

Accounting audit report on Consolidated Financial Statements

Independent Auditor’s Report

May 15, 2026

The Board of Directors

Eagle Industry Co., Ltd.

Nihombashi Corporation, Incorporated Accounting Firm

Chuo-ku, Tokyo

Designated Employee, Executive Employee

Certified Public Accountant
Yoshiaki Yanagi

Designated Employee, Executive Employee

Certified Public Accountant
Hiroaki Kuroiwa

Audit Opinion

Pursuant to the provisions of Article 444, Paragraph 4 of the Companies Act, we have audited the consolidated financial statements of Eagle Industry Co., Ltd. for the consolidated fiscal year from April 1, 2025, to March 31, 2026—namely, the Consolidated Balance Sheet, the Consolidated Statement of Income, the Consolidated Statements of Changes in Equity, and the Notes to Consolidated Financial Statements.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position and the results of operations of the corporate group (consisting of Eagle Industry Co., Ltd. and its consolidated subsidiaries) for the period covered by the said consolidated financial statements, in accordance with accounting principles generally accepted in Japan.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities under those standards are further described in the “Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements” section of our report. We are independent of the Company and its consolidated subsidiaries in accordance with the ethical requirements that are relevant to our audit of the consolidated financial statements in Japan (including requirements applicable to audits of financial statements of public interest entities), and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Other Information

The “Other Information” consists of the Business Report and the related supplementary schedules. Management is responsible for the preparation and disclosure of the Other Information. In addition, the Audit and Supervisory Committee is responsible for overseeing the Directors’ execution of their duties in the establishment and operation of the reporting process for the Other Information.

The scope of our audit opinion on the consolidated financial statements does not include the Other Information, and we do not express an opinion on the Other Information.

Our responsibility in the audit of the consolidated financial statements is to read through the Other Information and, in doing so, consider whether there are material inconsistencies between the Other Information and the consolidated financial statements or the knowledge we obtained during the audit process, and to remain alert for any indications of material misstatements in the Other Information beyond such material inconsistencies.

If, based on the work we have performed, we conclude that there is a material misstatement in the Other Information, we are required to report that fact.

Regarding the Other Information, there are no matters that we are required to report.

Responsibilities of Management and the Audit and Supervisory Committee for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in Japan. This includes the development and operation of such internal control as management determines is necessary to enable the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing whether it is appropriate to prepare the consolidated financial statements based on the going concern assumption and for disclosing matters related to going concern if such disclosure is necessary in accordance with accounting principles generally accepted in Japan.

The Audit and Supervisory Committee is responsible for overseeing the Directors’ execution of their duties in the establishment and operation of the financial reporting process.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

The responsibilities of the auditor are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, based on the audit performed by the auditor, and to express an opinion on the consolidated financial statements from an independent standpoint in the audit report. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

The auditor conducts the audit in accordance with auditing standards generally accepted in Japan, exercising professional judgment and maintaining professional skepticism throughout the audit process to perform the following:

•	Identify and assess the risks of material misstatement, whether due to fraud or error. Design and perform audit procedures responsive to those risks of material misstatement. The selection and application of audit procedures are at the auditor’s discretion. Furthermore, obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion.
•	The purpose of the audit of the consolidated financial statements is not to express an opinion on the effectiveness of internal control. However, in making those risk assessments, the auditor considers internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances.
•	Evaluate the appropriateness of accounting policies adopted by management and the application thereof, as well as the reasonableness of accounting estimates made by management and the adequacy of the related disclosures.
•	The auditor concludes whether it is appropriate for management to prepare the consolidated financial statements on a going concern basis, and whether, based on the audit evidence obtained, a material uncertainty exists related to events or conditions that may cast significant doubt on the entity’s ability to continue as a going concern. If the auditor concludes that a material uncertainty exists, they are required to draw attention in the auditor’s report to the related disclosures in the consolidated financial statements. Or, if such disclosures are inadequate, to express a qualified opinion on the consolidated financial statements. While the auditor’s conclusions are based on the audit evidence obtained up to the date of the auditor’s report, future events or conditions may cause an entity to cease to continue as a going concern.
•	The auditor evaluates whether the presentation and disclosures of the consolidated financial statements are in accordance with generally accepted accounting principles in Japan. Furthermore, the auditor evaluates the overall presentation, structure, and content of the consolidated financial statements (including the disclosures) and whether the consolidated financial statements represent the underlying transactions and accounting events in a manner that achieves fair presentation.
•	The auditor must plan and perform the auditing of consolidated financial statements, in order to obtain sufficient and appropriate audit evidence relating to the financial information of the Company and its consolidated subsidiaries, which becomes the basis of expressing an opinion on the consolidated financial statements. The auditor is responsible for the direction, supervision, and review of the audit of the consolidated financial statements. The auditor remains solely responsible for the audit opinion.

The auditor will report to the Audit and Supervisory Committee regarding the planned scope and timing of the audit, significant findings identified during the audit process including material deficiencies in internal control, and other matters required by auditing standards.

The auditor will report to the Audit and Supervisory Committee that they have complied with the relevant provisions of professional ethics regarding independence in Japan. Furthermore, the auditor will report all matters that may reasonably be thought to bear on the auditor’s independence, as well as the details of any actions taken to eliminate inhibiting factors or safeguards applied to reduce such factors to an acceptable level.

Interests

There are no interests between the Company and its consolidated subsidiaries and the Audit Firm or its engagement partners that are required to be disclosed under the provisions of the Certified Public Accountants Act.

Financial Statements

BALANCE SHEETS

(As of Mar. 31, 2026)

(Unit: Million Yen)

Subject	Amount	Subject	Amount
ASSETS		LIABILITIES
CURRENT ASSETS	66,392	CURRENT LIABILITIES	47,156
Cash and deposits	6,950	Accounts payable - trade	9,599
Notes receivable - trade	67	Electronically recorded obligations - operating	3,063
Electronically recorded monetary claims - operating	6,063
		Short-term borrowings	2,500
Accounts receivable - trade	20,251	Short - term borrowings from subsidiaries and affiliates	5,622
Merchandise and finished goods	2,977
Work in process	4,144	Current portion of long-term borrowings	11,810
Raw materials and supplies	4,969	Lease liabilities	53
Advance payments - trade	2,700	Accounts payable - other	2,688
Accounts receivable - other	5,763	Income taxes payable	283
Short-Term Loan	9,074	Contract liabilities	1,461
Other	3,443	Provision for bonuses	2,079
Allowance for doubtful accounts	(15)	Provision for share awards for directors (and other officers)	600
NON-CURRENT ASSETS	91,330
PROPERTY, PLANT AND EQUIPMENT	27,145	Deposits received from employees	4,366
Buildings	12,107	Other	3,026
Structures	465	NON-CURRENT LIABILITIES	33,236
Machinery & equipment	8,125	Long-term borrowings	22,865
Vehicles	60	Lease liabilities	90
Tools, furniture & fixtures	1,986	Long - term accounts payable - other	162
Land	2,042	Provision for retirement benefits	10,066
Leased assets	142	Other	52
Construction in progress	2,214	TOTAL LIABILITIES	80,392
INTANGIBLE ASSETS	1,688	(NET ASSETS)
Software	1,547	SHAREHOLDERS’ EQUITY	76,271
Other	140	SHARE CAPITAL	10,490
INVESTMENTS AND OTHER ASSETS	62,497	CAPITAL SURPLUS	12,326
Investment securities	1,863	Legal capital surplus	11,337
Shares of subsidiaries and associates	54,185	Other capital surplus	988
Long-term loans receivable	189	RETAINED EARNINGS	60,637
Long-term loans receivable from subsidiaries and associates	565	Legal retained earnings	599
Deferred tax assets	5,014	Other retained earnings	60,038
Other	929	Reserve for advanced depreciation of non - current assets	101
Allowance for doubtful accounts	(250)
		General reserve	730
		Retained earnings brought forward	59,206
		TREASURY SHARES	(7,183)
		VALUATION AND TRANSLATION ADJUSTMENTS	1,058
		Valuation difference on available-for- sale securities	1,058
		TOTAL NET ASSETS	77,330
TOTAL ASSETS	157,722	TOTAL LIABILITIES & NET ASSETS	157,722

STATEMENTS OF INCOME

(Apr. 1, 2025 to Mar. 31, 2026)

(Unit: Million Yen)

Subject	Amount
Net sales	103,463
Cost of sales	88,218
Gross profit	15,245
Selling, general and administrative expenses	13,321
Operating profit	1,923
Non-operating income	7,968
Interest and dividend income	7,133
Other	834
Non-operating expenses	1,723
Interest expenses	652
Other	1,070
Ordinary profit	8,168
Extraordinary income	1
Gain on sale of non-current assets	1
Extraordinary losses	941
Loss on retirement of non-current assets	113
Impairment losses	335
Other	491
Profit before income taxes	7,229
Income taxes - current	442
Income taxes - deferred	383
Profit	6,403

STATEMENTS OF CHANGES IN EQUITY

(Apr. 1, 2025 to Mar. 31, 2026)

(Unit: Million Yen)

	Shareholders’ equity
	Share capital	Capital surplus			Retained earnings
		Legal capital surplus	Other capital surplus	Total capital surplus	Legal retained earning	Other retained earnings			Total retained earnings
						Reserve for advanced depreciation of non - current assets	General reserve	Retained earnings brought forward
Balance as of Apr. 1, 2025	10,490	11,337	988	12,326	599	101	730	57,891	59,322
Changes during period
Dividends of surplus								(5,087)	(5,087)
Profit								6,403	6,403
Purchase of treasury shares
Disposal of treasury shares
Net changes in items other than shareholders’ equity
Total changes during period	-	-	-	-	-	-	-	1,315	1,315
Balance as of Mar. 31, 2026	10,490	11,337	988	12,326	599	101	730	59,206	60,637

	Shareholders’ equity		VALUATION AND TRANSLATION ADJUSTMENTS		Total net assets
	Treasury shares	Total shareholder’s equity	Valuation difference on available-for- sale securities	Total valuation and translation adjustments
Balance as of Apr. 1, 2025	(7,454)	74,685	719	719	75,404
Changes during period
Dividends of surplus		(5,087)			(5,087)
Profit		6,403			6,403
Purchase of treasury shares	(4)	(4)			(4)
Disposal of treasury shares	275	275			275
Net changes in items other than shareholders’ equity			339	339	339
Total changes during period	270	1,586	339	339	1,925
Balance as of Mar. 31, 2026	(7,183)	76,271	1,058	1,058	77,330

Notes to Non-Consolidated Financial Statements

1.	Notes Regarding Significant Accounting Policy

(1) Evaluation standard and method of assets

①	Shares of subsidiaries and associates:

Cost method based on the moving average method

②	Available-for-sale securities
-	Securities other than shares that do not have a market value:

Market value method based on the market price as of the year end settlement date (all differences arising from valuations are charged directly to the shareholders’ equity and cost of sale is calculated by the moving average method)

-	Shares that do not have a market value:

Cost method based on the moving average method

③	Derivative

Fair value method

④	Inventories

Mainly stated at cost determined by the weighted average method (value on the consolidated balance sheets is calculated by writing down the book value based on the decline in profitability).

(2) Method of depreciation of fixed assets

①	Property, plant and equipment (excluding leased assets)

The straight-line method

②	Intangible assets (excluding leased assets)
-	Software for internal use

Software for internal use is amortized by the straight-line method over the available periods of five years.

-	Other intangible assets

The straight-line method

③	Leased assets

Leased assets are depreciated over the lease period using the straight-line method with no residual value.

(3) Standard for allowance & provision

①	Allowance for doubtful accounts

In order to prepare for losses on bad debts, allowances for doubtful accounts, which have been calculated from the loan loss ratio for general creditable assets, and the possibility of recovery considered on a case-by-case basis for specific debts such as debts that are deemed to be potentially uncollectible have been entered in the accounts.

②	Provision for bonuses

In order to prepare for employee bonuses, reserve for bonuses based on the estimated amount of payment has been entered in the accounts.

③	Provision for share-based remuneration to officers

To allow for the delivery of the Company’s shares, etc. to Directors and other officers, the Company records a provision for the estimated amount of such benefits.

④	Provision for retirement benefits

In order to prepare for retirement benefits for employees, retirement benefit obligations and pension assets are recorded based on the expected amount of retirement benefit obligations and pension assets as of the end of the current fiscal year.

The difference in actuarial calculations is calculated by prorating the amount by the straight-line method based on a certain number of years (10 years) within the average remaining working period of the employee at the time of occurrence of each fiscal year, and the expense is treated from the fiscal year following the occurrence. Past service costs are fully expensed when they are incurred.

(4) Basis for recording revenues and expenses

The Company manufactures and sells mechanical seals, special valves, and other sealing equipment-related products, etc., primarily to the automotive and construction machinery industries, general industrial machinery industry, semiconductor industry, marine industry, and aerospace industry. For sales of these products, the Company usually recognizes revenue when the products are inspected and accepted by the customer, because the Company believes that the customer obtains control over the products and the performance obligation is satisfied when the products are inspected and accepted by the customer. For sales in Japan, revenue is recognized at the time of shipment if the period between the time of shipment and the time of acceptance by the customer is a normal period of time. In addition, revenue is measured at the amount of consideration promised in the contract with the customer, less discounts and other items.

2.	Notes Regarding Accounting Estimates

The following is a list of items for which an amount has been recorded in the financial statements for the fiscal year under review by an accounting estimate and which may have a material effect on the financial statements for the following fiscal year.

Property, plant and equipment:	27,145 million yen
Deferred tax assets:	5,014 million yen

3.	Notes Regarding Balance Sheet
(1) Accumulated depreciation amount of property, plant and equipment:	48,959 million yen
(2) Guarantee obligations:	349 million yen

Our company provided debt guarantees for the loans from our subsidiaries and affiliates’ banks.

Guarantee reserved Major companies that received our guarantees are as follows:

EKK Eagle Products India Pvt. Ltd.	224 million yen

(3) Loan from or given to subsidiaries and associates

①	Short-term loan given to subsidiaries and associates:	12,028 million yen
②	Short-term loan from subsidiaries and associates:	5,228 million yen

4.	Notes Regarding Statements of Income

Transaction with subsidiaries and associates

(1) Transaction amount through operating transaction

①	Net sales:	50,870 million yen
②	Amount of purchase:	55,454 million yen

(2) Transaction amount less amount of operating transaction:	7,387 million yen

5.	Notes Regarding Non-consolidated Statements of Changes in Equity

Total number of treasury share			(Unit: Thousand)
Class of Shares	No. April 1, 2025	Increase During This Period	Decrease During This Period	No. Mar 31, 2026
Common Shares	4,542	1	235	4,309

Note: The number of treasury shares held in the officer compensation BIP (Board Incentive Plan) trust system at the end of the fiscal year under review was 802 thousand shares.

6.	Notes Regarding Tax Effect Accounting
(1)	Main causes of deferred tax asset and deferred tax liability

Deferred tax assets come from Provision for retirement benefits, Loss on revaluation of inventories and Provision for bonuses. Deferred tax liabilities come from valuation difference on available-for-sales securities.

(2)	Allowance account deducted from deferred tax assets: 613 million yen
(3)	Accounting for corporate and local corporate tax or for tax effect accounting related to these taxes

The Company has adopted the Group Tax Sharing System, and has adopted and disclosed the accounting treatment of corporate taxes and local corporate taxes or tax effect accounting related to these taxes following the “Practical Solution on the Accounting and Disclosure Under the Group Tax Sharing System” (Practical Solution No.42, August 12, 2021).

7.	Notes to Related Party Transactions
(1)	Parent company and major shareholders
Contents	Name	Capital or Amount Invested (Millions of yen)	Main Business	Voting Right (%)	Relationships on Business	Transaction	Transaction Amount (Millions of yen)	Subject	Balance (Millions of yen)
Other Related Company	NOK Corporation	23,335	Manuf. & Sale of Oil Seal etc.	(Owned) Direct: 32.1 Indirect: 0.2	Sale of EKK’s Products As Per Agency Agr.	Sale of EKK’s Products etc.	18,139	Accounts receivable - trade	1,652

(2)	Affiliate and others
Contents	Name	Capital or Amount Invested (Millions of yen)	Main Business	Voting Right (%)	Relationships on Business	Transaction	Transaction Amount (Millions of yen)	Subject	Balance (Millions of yen)
Subsidiary	EagleBurgmann Japan Co., Ltd.	2,930	Manuf. & Sale, Repair of M/S etc.	Direct: 75.0	Purchase of This Company’s Seal Products etc.	Purchase of This Company’s Products etc.	15,277	Accounts payable - trade	1,531
						Service Fees etc.	-	Accounts receivable - other	2,069
						Borrowed Fund	1,482	Short - term borrowings from subsidiaries and affiliates	1,890
Subsidiary	Shimane Eagle Co., Ltd.	490	Manuf. of M/S, Special Valves	Direct: 100.0	Purchase of This Company’s Seal Products etc.	Borrowed Fund	2,756	Short - term borrowings from subsidiaries and affiliates	2,774
Subsidiary	Okayama Eagle Co., Ltd.	480	Manuf. of M/S, Special Valves	Direct: 100.0	Purchase of This Company’s Seal Products etc.	Purchase of This Company’s Products etc.	12,942	Accounts payable - trade	1,102
						Loan of Fund	2,458	Short-Term Loan	2,472
Subsidiary	Eagle Industry Niigata Co., Ltd.,	490	Manuf. of Seal Products etc. for Semiconduct-or Industry	Direct: 100.0	Purchase of This Company’s Seal Products etc.	Underwriting of capital increase	4,880	-	-
						Loan of Fund	2,702	Short-Term Loan	3,390
Subsidiary	Eagle Holding Europe B. V.	309	Holding Company	Direct: 100.0	Holding Company	Loan of Fund	2,748	Short-Term Loan	1,936

Notes: Terms and conditions of the transaction and their decision making

1.	Interest rates on borrowing and loans are decided considering current market interest rates. In cases where transactions are repetitive, the transaction amount is stated as the average balance during the period.
2.	Terms and conditions of purchase & sale of products are decided considering current market prices etc.

8.	Notes Regarding Per Share Information
(1)	Net asset per share:	1,701.49 yen
(2)	Basic earnings per share:	141.20 yen

Notes: The Company’s shares held by the officer compensation BIP (Board Incentive Plan) trust system and the Employee Stock Ownership Association Trust-Type ESOP Trust Account are included in treasury shares as a deduction in the calculation of per share information. The number of treasury shares held in those accounts at the end of the fiscal year under review was 802 thousand shares, and average number of shares during the term is 905 thousand shares.

9.	Notes Regarding Significant Subsequent Event

None

Accounting audit report on Non-Consolidated Financial Statements

Independent Auditor’s Report

May 15, 2026

The Board of Directors

Eagle Industry Co., Ltd.

Nihombashi Corporation, Incorporated Accounting Firm

Chuo-ku, Tokyo

Designated Employee, Executive Employee

Certified Public Accountant
Yoshiaki Yanagi

Designated Employee, Executive Employee

Certified Public Accountant
Hiroaki Kuroiwa

Audit Opinion

Pursuant to the provisions of Article 436, Paragraph 2, Item 1 of the Companies Act, this Audit Firm has conducted an audit of the financial statements of Eagle Industry Co., Ltd. for the 72nd fiscal year from April 1, 2025 to March 31, 2026—namely, the Balance Sheet, Statement of Income, Statements of Changes in Equity, and Notes to The Non-Consolidated Financial Statements, as well as the Supplementary Schedules (hereinafter referred to as the “Financial Statements, etc.”).

Our audit firm considers that the aforementioned financial statements and related documents properly present, in all material respects, the financial position and results of operations for the period covered by such statements and documents, in accordance with generally accepted accounting principles in Japan.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities under those standards are further described in the “Auditor’s Responsibilities for the Audit of the Financial Statements, etc.” section of our report. Our audit firm is independent of the Company in accordance with the provisions regarding professional ethics in Japan (including provisions applicable to audits of financial statements of public interest entities), and has fulfilled its other ethical responsibilities as an auditor. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Other Information

The Other Information consists of the Business Report and the related supplementary schedules. Management is responsible for the preparation and disclosure of the Other Information. In addition, the Audit and Supervisory Committee is responsible for overseeing the Directors’ execution of their duties in the establishment and operation of the reporting process for the Other Information.

The scope of our audit opinion on the Financial Statements, etc. does not include the Other Information, and we do not express an opinion on the Other Information.

Our responsibility in the audit of the Financial Statements, etc. is to read through the Other Information and, in doing so, consider whether there are material inconsistencies between the Other Information and the Financial Statements, etc. or the knowledge we obtained during the audit process, and to remain alert for any indications of material misstatements in the Other Information beyond such material inconsistencies.

If, based on the work we have performed, we conclude that there is a material misstatement in the Other Information, we are required to report that fact.

Regarding the Other Information, there are no matters that we are required to report.

Responsibilities of Management and the Audit and Supervisory Committee for the Financial Statements, etc.

Management is responsible for the preparation and fair presentation of the Financial Statements, etc. in accordance with accounting principles generally accepted in Japan. This includes the development and operation of such internal control as management determines is necessary to enable the preparation and fair presentation of Financial Statements, etc. that are free from material misstatement, whether due to fraud or error.

In preparing the Financial Statements, etc., management is responsible for assessing whether it is appropriate to prepare the Financial Statements, etc. based on the going concern assumption and for disclosing matters related to going concern if such disclosure is necessary in accordance with accounting principles generally accepted in Japan.

The Audit and Supervisory Committee is responsible for overseeing the Directors’ execution of their duties in the establishment and operation of the financial reporting process.

Auditor’s Responsibilities for the Audit of the Financial Statements, etc.

The responsibilities of the auditor are to obtain reasonable assurance about whether the Financial Statements, etc. as a whole are free from material misstatement, whether due to fraud or error, based on the audit performed by the auditor, and to express an opinion on the Financial Statements, etc. from an independent standpoint in the audit report. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the decisions of users taken on the basis of these Financial Statements, etc.

The auditor conducts the audit in accordance with auditing standards generally accepted in Japan, exercising professional judgment and maintaining professional skepticism throughout the audit process to perform the following:

•	Identify and assess the risks of material misstatement, whether due to fraud or error. Design and perform audit procedures responsive to those risks of material misstatement. The selection and application of audit procedures are at the auditor’s discretion. Furthermore, obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion.
•	The purpose of the audit of the Financial Statements, etc. is not to express an opinion on the effectiveness of internal control. However, in making risk assessments, the auditor considers internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances.
•	Evaluate the appropriateness of accounting policies adopted by management and the application thereof, as well as the reasonableness of accounting estimates made by management and the adequacy of the related disclosures.
•	The auditor concludes whether it is appropriate for management to prepare the Financial Statements, etc. on a going concern basis, and whether, based on the audit evidence obtained, a material uncertainty exists related to events or conditions that may cast significant doubt on the entity’s ability to continue as a going concern. If the auditor concludes that a material uncertainty exists, they are required to draw attention in the auditor’s report to the related disclosures in the Financial Statements, etc. Or, if such disclosures are inadequate, to express a qualified opinion on the Financial Statements, etc. While the auditor’s conclusions are based on the audit evidence obtained up to the date of the auditor’s report, future events or conditions may cause an entity to cease to continue as a going concern.
•	The auditor evaluates whether the presentation and disclosures of the Financial Statements, etc. are in accordance with generally accepted accounting principles in Japan. Furthermore, the auditor evaluates the overall presentation, structure, and content of the Financial Statements, etc. (including the disclosures) and whether the Financial Statements, etc. represent the underlying transactions and accounting events in a manner that achieves fair presentation.

The auditor will report to the Audit & Supervisory Committee regarding the planned scope and timing of the audit, significant findings identified during the audit process including material deficiencies in internal control, and other matters required by auditing standards.

The auditor will report to the Audit & Supervisory Committee that they have complied with the relevant provisions of professional ethics regarding independence in Japan. Furthermore, the auditor will report all matters that may reasonably be thought to bear on the auditor’s independence, as well as the details of any actions taken to eliminate inhibiting factors or safeguards applied to reduce such factors to an acceptable level.

Interests

There are no interests between the Company and the Audit Firm or its engagement partners that are required to be disclosed under the provisions of the Certified Public Accountants Act.

Audit Report of the Audit & Supervisory Committee

Audit Report

The Audit & Supervisory Committee has audited the performance of duties by the Directors during the 2025 fiscal year, covering the period from April 1, 2025, to March 31, 2026. We hereby report the methods and results of that audit as follows.

1.	Audit Method and Details

Regarding both the contents of the Board of Directors’ resolutions regarding the matters listed in Article 399-13, Paragraph 1, Item 1, (b) and (c) of the Companies Act and the internal control system established based on those resolutions, the Audit and Supervisory Committee received regular reports from Directors and employees, etc., concerning the status of their establishment and operation, requested explanations and expressed opinions as necessary, and conducted the audit by the following methods.

(1)	In accordance with the audit policies and division of duties established by the Audit & Supervisory Committee, and in collaboration with the Company’s internal control department, we attended important meetings and received reports from Directors and employees, etc., regarding the performance of their duties, requested explanations as necessary, inspected important approval documents, etc., and investigated the status of operations and assets at the head office and major business locations. Furthermore, regarding subsidiaries, we sought to facilitate communication and exchange information with the directors, corporate auditors, and other relevant parties of said subsidiaries, and received business reports from subsidiaries as necessary.
(2)	We monitored and verified whether the Accounting Auditor maintained an independent standing and performed appropriate audits. Additionally, we received reports from the Accounting Auditor regarding the status of the performance of their duties and requested explanations as necessary. We also received a report from the accounting auditor stating that “systems for ensuring proper execution of duties” (listed in each item of Article 131 of the Regulation on Corporate Accounting) have been established in accordance with the “Quality Control Standards for Audits” (Business Accounting Council), and asked the accounting auditor for explanations as necessary.

Based on the methods described above, we have examined the Business Report and its Supplementary Schedules, the Financial Statements (Balance Sheet, Statement of Income, Statements of Changes in Equity, and Notes to Non-Consolidated Financial Statements) and their Supplementary Schedules, as well as the Consolidated Financial Statements (Consolidated Balance Sheet, Consolidated Statement of Income, Consolidated Statements of Changes in Equity, and Notes to Consolidated Financial Statements) for the fiscal year under review.

2.	Audit Results
(1)	Audit Results of Business Report and Others
1)	The Audit & Supervisory Board acknowledges that the business report and the related supplementary schedules fairly present the Company’s conditions in accordance with laws and regulations and the Articles of Incorporation.
2)	With regard to the performance of duties by Directors, the Audit & Supervisory Board finds no significant evidence of wrongful acts, nor violations of laws and regulations, or the Articles of Incorporation.
3)	The Audit & Supervisory Board acknowledges that the content of the resolution by the Board of Directors concerning the internal control system is appropriate. Also, statements in the Business Report and execution of duties by Directors regarding the relevant internal control system have nothing to be pointed out.

(2)	Audit Results of the Non-consolidated Financial Statements and the Related Supplementary Schedules

We acknowledge that the audit methods and results of Nihombashi Corporation, Incorporated Accounting Firm, are appropriate.

(3)	Audit Results of Consolidated Financial Statements

We acknowledge that the audit methods and results of Nihombashi Corporation, Incorporated Accounting Firm, are appropriate.

May 19, 2026

Eagle Industry Co., Ltd. Audit & Supervisory Committee

Standing Audit & Supervisory Committee member

Yasumitsu Iba [seal]

Audit & Supervisory Committee member

Katsuhiko Shono [seal]

Audit & Supervisory Committee member

Masako Sakaguchi [seal]

Audit & Supervisory Committee member

Takashi Koike [seal]